EXHIBIT 11
RUDDICK CORPORATION
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                           FISCAL YEAR ENDED
                                                   ---------------------------
                                                     OCTOBER 3,  SEPTEMBER 27,
                                                       1999            1998
                                                   -------------  ------------
NET INCOME PER SHARE COMPUTED AS FOLLOWS:
BASIC:
  1.  Net Income available to common
      shareholders                                $  50,714,128  $  46,771,696
                                                   =============  ============

  2.  Weighted Average Common Shares
      Outstanding - Basic                            46,511,523     46,667,416

  3.  Basic net income per share
      (Item 1 divided by Item 2)                  $        1.09  $        1.00
                                                   =============  ============

DILUTED:
  1.  Net Income available to common
      shareholders                                $  50,714,128  $  46,771,696
                                                   =============  ============

  2.  Weighted Average Common Shares
      Outstanding - Basic                            46,511,523     46,667,416

  3.  Weighted potential shares under
       stock options computed for the
       periods using the Treasury Stock Method.         235,127        297,007
                                                   -------------  ------------
  4.  Weighted Average Common Shares
        Outstanding - Diluted Common Equivalent
        Shares Outstanding                           46,746,650     46,964,423
                                                   =============  ============

  5.  Net Income Per Share (Item 1
       divided by Item 4)                         $        1.08  $        1.00
                                                   =============  ============